Exhibit 10.1

GALERA THERAPEUTICS, INC.

August 28, 2024

Chris Degnan

Re: Separation Agreement

Dear Chris:

This letter sets forth the terms of the separation agreement (this “Agreement”) that Galera Therapeutics, Inc. (the “Company”) is offering to you to aid in your employment transition from the Company.

1. Separation Date. You agree and acknowledge that your Company employment will terminate by way of mutual agreement on August 31, 2024 (the “Separation Date”). As of and following the Separation Date, (a) you will no longer be employed by the Company, and (b) you will no longer hold any other employment, director, manager, or officer positions with the Company, its direct and indirect parents, and/or its direct and indirect subsidiaries (the Company, along with its direct and indirect parents and subsidiaries, the “Company Group”). Following the Separation Date, the Company will pay you all amounts earned and owing pursuant to the terms and conditions of Sections 4.5(a)(i), (iii), (iv) and (v) of the Employment Agreement (as defined in Section 2 below).

2. Severance Benefits. As consideration for this Agreement, your employment termination will be deemed to be a termination under Section 4.5(b) of your Employment, Confidentiality, Noncompete and Invention Rights Agreement, dated as of October 25, 2019 (the “Employment Agreement”). As such, pursuant to the terms and conditions of the Employment Agreement (as modified and enhanced by this Agreement), if: (i) you remain a Company employee in good standing through and including the Separation Date and your employment terminates on the Separation Date; (ii) on or within twenty-one (21) calendar days following the Separation Date, you sign, date, and return to the Company (without alteration), the General Release of Claims attached hereto as Exhibit A (the “General Release”); (iii) you allow the General Release to become effective in accordance with its terms; and (iv) you comply with the terms of and your obligations under this Agreement and your other Continuing Obligations owed to the Company Group as detailed in Section 5 below (collectively, clauses (i) through (v), the “Obligations”), the Company Group will provide you with the following “Termination Benefits”:

(a) Termination Payments. Termination pay in the form of a lump sum cash payment equal to your final monthly base salary for a period of nine (9) months following the Separation Date (totaling $348,925.50) (the “Termination Payments”). The Termination Payments will be paid to you on September 15, 2024, subject to required payroll deductions and withholdings. For the avoidance of doubt, you acknowledge and agree that you will not receive, and are forfeiting, any additional payments related to the Target Bonus (as defined in the Employment Agreement) subject to Section 3 below.

(b) Continuation Coverage. If you timely elect continuation coverage pursuant to COBRA for you and your eligible dependents, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents (e.g., the full COBRA premium cost in effect at the time of such payment) (the “COBRA Premiums”) until the earlier of (i) a period of nine (9) months from the Separation Date or (ii) the date upon which you and/or your eligible dependents become covered under similar plans (the “COBRA Payment Period”). If you become eligible for health insurance coverage under another employer’s group health plan or through self-employment, or if you otherwise cease to be eligible for COBRA coverage, you must immediately notify the Company, and the Company’s obligation to pay the COBRA Premiums shall cease. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide you with taxable monthly payments in an amount equal to the COBRA Premium amount for the first month of your COBRA coverage, and such monthly payments shall be made through the remainder of the COBRA Payment Period.

(c) Equity. In accordance with the terms of the Company’s 2019 Incentive Award Plan, you will have ninety (90) days after the Separation Date to exercise any vested options.

(d) Independent Contractor Agreement. Nothing in this Agreement or in the General Release shall release the Company from its obligations under the Independent Contractor Agreement dated August 31, 2024 (the “Independent Contractor Agreement”), between you and the Company.

3. Change in Control. In the event that there is a Change in Control (as defined in the Employment Agreement) between the Separation Date and nine-month anniversary of the Separation Date, (i) you shall receive 1 times your Target Bonus within thirty (30) days of the Change in Control; (ii) “Section 4.5(b) of your Employment, Confidentiality, Noncompete and Invention Rights Agreement, dated as of October 25, 2019” in Section 2 hereof shall be replaced with “Section 4.5(c) of your Employment, Confidentiality, Noncompete and Invention Rights Agreement, dated as of October 25, 2019 (the ‘Employment Agreement’);” (iii) “nine (9) months” in Sections 2(a) and 2(b) hereof shall be replaced with “twelve (12) months;” and (iv) the first two sentences of Section 2(a) hereof shall be replaced with “Termination pay in the form of a lump sum cash payment equal to your final monthly base salary for a period of twelve (12) months following the Separation Date (totaling $465,234.00) (the “Termination Payments”). The Termination Payments will be paid to you upon the closing of the transaction that effects the Change in Control, subject to required payroll deductions and withholdings, less any portion of the Termination Payments paid on September 15, 2024.”

4. No Other Compensation or Benefits. You agree and acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company Group any additional compensation (including base salary, bonus, incentive compensation, commissions, severance, or equity) or benefits prior to, on, or after the Separation Date other than any benefits to which you are entitled under broad-based employee benefit plans of the Company Group in which you participate.

5. Continuing Obligations. You acknowledge and reaffirm your continuing obligations owed to the Company Group, including without limitation, pursuant to: (a) the Employment Agreement (including Sections 5 – 22 of the Employment Agreement), and (b) any other similar agreement entered into by you and which benefits or may be enforced by the Company or any other member of the Company Group, each of which agreements and obligations remain in full force and effect in accordance with their terms during the Transition Period and following the Separation Date.

6. Confidentiality. The existence and terms of, and amount paid under, this Agreement will be held in strictest confidence by you, and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree, either directly or indirectly (including through third parties), not to disclose the existence or terms of, or amounts paid under, this Agreement to any current or former Company employee, contractor or consultant.

7. No Admissions. The promises and payments in consideration of this Agreement are not and shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

8. Cooperation. From and after the date of this Agreement, you agree to cooperate fully with the Company Group, or any member thereof, in connection with its or their actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or in connection with other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company; provided, that such cooperation will not unreasonably burden you or unreasonably interfere with your subsequent employment or other business or personal affairs. Such cooperation includes making yourself available to the Company Group upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable and pre-approved out-of-pocket expenses you incur in connection with any such cooperation, excluding forgone wages, salary, or other compensation, and will accommodate your scheduling needs.

9. Choice of Law. This Agreement will be governed and interpreted by and under the laws of the State of Delaware without giving effect to any conflicts of laws principles that require the application of the law of a different state. The parties agree to, and agree not to challenge, the exclusive jurisdiction and exclusive venue of the state and federal courts in Delaware, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and further irrevocably agree that all claims in any such action or proceeding shall be heard and determined exclusively in the state or federal courts located in Delaware.

10. General. This Agreement, Exhibit A, the Employment Agreement (as modified by this Agreement) and the Continuing Obligations in Section 5 above (which obligations shall remain in full force and effect in accordance with their terms following the Separation Date), constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company Group with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes and terminates any other agreements, promises, warranties or representations by and between you, the Company and all other members of the Company Group concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and the Company’s Board of Directors. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page to Follow]

If this Agreement is acceptable to you, please sign below on or within seven (7) business days from the Separation Date and then promptly return the fully signed original to me. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

Galera Therapeutics, Inc.

By:	/s/ Mel Sorensen
Name: Mel Sorensen
Title: Chief Executive Officer

Agreed and Acknowledged:

/s/ Chris Degnan
Chris Degnan

Date: August 31, 2024

Exhibit A – General Release of Claims

EXHIBIT A

GENERAL RELEASE OF CLAIMS

(TO BE SIGNED ON OR WITHIN 21 CALENDAR DAYS OF THE

SEPARATION DATE)

If I choose to sign and return this General Release of Claims (the “General Release”), and allow it to become effective by its terms, the Company Group will provide me with the Termination Benefits set forth in Section 2 of the Separation Agreement between me and the Company dated August 28, 2024 (the “Agreement”). I understand that I am not entitled to the Termination Benefits unless I sign and return this General Release to the Company on or within twenty-one (21) calendar days following the Separation Date, and allow it to become effective by its terms. Capitalized terms used in this General Release that are not defined herein shall have the meaning as defined in the Agreement.

1.

I understand that any payments or benefits paid or granted to me under Section 3 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 3 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of my employment with the Company.

2.

Except as provided in Section 4 and Section 5 below and except for the provisions of the Agreement that expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date I execute this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Employee Order Programs; the Fair Labor Standards Act; or their state or local counterparts; the Pennsylvania Human Relations Act; the Pennsylvania Whistleblower Law; the Pennsylvania Public Employee Relations Act; the Philadelphia Fair Practices Ordinance; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing are collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by Section 2 above.

4.

This General Release does not release claims that cannot be released as a matter of law, including, but not limited to, my right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation, my right to file a charge with or participate in a charge, investigation or proceeding by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that my release of claims herein bars me from recovering monetary or other individual relief from the Company or any Released Parties in connection with any charge, investigation or proceeding, or any related complaint or lawsuit, filed by me or by anyone else on my behalf before the federal Equal Employment Opportunity Commission or a comparable state or local agency), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to exercise rights I may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, claims to any benefit entitlements vested as the date of separation of my employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates, my rights or remedies in connection with my ownership of vested equity securities of the Company, my right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law, and my rights under applicable law.

5.

I further agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

6.

In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in Section 2 above as of the execution of this General Release. Notwithstanding the foregoing, although I am releasing claims under the Age Discrimination in Employment Act of 1967, as amended, I may challenge the knowing and voluntary nature of this Agreement under such law before a court, the Equal Employment Opportunity Commission, or other agency; provided, however, nothing herein shall limit the court or agency’s ability to offset any money awarded to me upon such a challenge by the amount of consideration received under this Agreement or from awarding the Company attorney fees or costs that may be authorized under applicable law.

7.

I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.

I agree that I will forfeit all amounts payable by the Company pursuant to Section 3 of the Agreement if I challenge the validity of this General Release; provided that this forfeiture shall not apply with respect to challenges regarding the validity of any waiver or release under the Age Discrimination in Employment Act of 1967. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to Section 3 of the Agreement.

9.

I agree not to criticize, denigrate or otherwise disparage the Company, its past and present investors, officers, directors or employees or its affiliates, provided, that nothing in this Section 9 shall limit my response to questions on any and all such subjects from the Company’s Chief Executive Officer, members of its board of directors, its legal counsel or my own legal counsel, or as otherwise required by law. I further agree to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data. In addition, the Defend Trade Secrets Act of 2016 provides the following immunity rights: (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made either (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any action or inaction by the Company or by any Released Party after the date hereof.

10.	I recognize and agree that the restraints contained in the Agreement (both separately and in total) are reasonable and enforceable and I agree to abide by the terms of those sections.

11.

Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or its validity and enforceability in any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.	This General Release does not waive or release any rights or claims that I may have under the Independent Contractor Agreement.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS GENERAL RELEASE TO CONSIDER IT, AND ANY CHANGES MADE SINCE SUCH DATE WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

6.

I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT AND THAT THIS GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: August 31, 2024

SIGNED:	/s/ Chris Degnan
Chris Degnan